FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES SIXTH STOCK REPURCHASE PROGRAM

Covina, CA - February 27, 2014. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), announced today that its Board of Directors authorized the sixth stock repurchase program pursuant to which the Company intends to repurchase up to 5% of its issued and outstanding shares, or up to approximately 374,393 shares. The timing of the repurchases will depend on certain factors, including but not limited to, market conditions and prices, the Company’s liquidity requirements and alternative uses of capital. The stock repurchase program may be carried out through open-market purchases, block trades, negotiated private transactions and pursuant to a trading plan that may be adopted in accordance with Rule 10b5-1 of the SEC’s rules.

Since November 30, 2011, the Company has repurchased 2,101,610 shares at prices ranging from $12.00 to $16.40 per share with an average price of $14.78 per share. There are 76,841 shares remaining to be repurchased under the previous repurchase programs.

Simplicity Bancorp, Inc. is the parent corporation for Simplicity Bank, a federally chartered savings bank headquartered in Covina, California.  The Bank operates seven branches in California, as well as a statewide network of 45 ATMs.

Simplicity Bancorp, Inc. stock trades on NASDAQ under the SMPL symbol.  For additional information, visit www.simplicitybancorp.com or www.simplicitybank.com.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.